News Release
For further information, contact:
Dana Persson, Golden Oval Eggs, 320-329-8182
Lydia Botham, MoArk, 651-481-2123
Golden Oval Eggs Announces Agreement to Purchase
MoArk Egg Products Processing Assets
May 23, 2006, (Renville MN) Golden Oval Eggs, LLC and MoArk, LLC (MoArk) have announced an agreement for Golden Oval Eggs, LLC to purchase the liquid egg processing assets of the Egg Products Division of MoArk. The transaction is expected to be completed on or about July 1, 2006. MoArk, LLC will continue to operate its primary business which is the production and marketing of shell eggs.
The transaction involves all five MoArk liquid egg products processing facilities, associated inventory, and other related assets. The facilities are located in Norco and Vernon, California; Millersburg, Ohio; Abbeville, Alabama; and Neosho, Missouri. A supply agreement for shell eggs from MoArk facilities and a licensing agreement for the use of the LAND O LAKES brand on liquid egg products are also included in the transaction. Additional details of the transaction will be available in Land O’Lakes 8K filing at www.sec.gov.
“With this expansion into the further processed egg products business, Golden Oval Eggs will be better positioned for continued strategic growth, to provide greater shareholder value, and to offer expanded quality products and services,” said Dana Persson, President and Chief Executive Officer of Golden Oval Eggs, LLC. “With both companies’ commitment to customers and employees, combined with the experienced management and employees of MoArk, customers can expect business as usual and a seamless transition.”
“We are pleased to have reached an agreement with Golden Oval Eggs, LLC as the purchaser of the assets of our Egg Products Division and we view the transaction as a natural fit for both companies,” said MoArk President and Chief Executive Officer Craig Willardson. “We have had a successful business relationship with Golden Oval Eggs over the past several years and recognize their ability to grow the business going forward.”
According to Persson, “This acquisition is a logical progression in Golden Oval Eggs’ growth plan. Together with MoArk’s expertise in further processing and marketing, we look forward to offering expanded products, services and opportunities for our customers. We are excited and eager to take advantage of the tremendous opportunities for all the stakeholders in this business.”
Golden Oval Eggs, LLC (www.goldenovaleggs.com) was established in 1994 as a new-generation value-added cooperative, created, owned, and directed by agricultural producers. On September 1, 2004, the 700 shareholders of Golden Oval Eggs changed the company’s corporate structure to a Limited Liability Company (LLC). Today, it is a leader in the liquid egg industry, ranked among the top 10 producers and processors, serving customers throughout the United States and Canada.
MoArk, LLC, (www.moarkllc.com) a wholly-owned subsidiary of Land O’Lakes, is the nation’s third-largest producer and marketer of shell eggs including branded and specialty eggs. MoArk does business in 45 states and has annual sales of about $500 million. MoArk will continue to operate in the shell egg business after the transaction is complete and maintain its position as a leading supplier of high-quality products to customers across the country.
Land O’Lakes, Inc. (www.landolakesinc.com) is a national farmer-owned food and agricultural cooperative with annual sales of more than $7 billion. Land O’Lakes does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services.
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